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INHIBITEX ANNOUNCES FAVORABLE REGULATORY DEVELOPMENTS FOR VERONATE

-FDA PROVIDES ADDITIONAL GUIDANCE ON PRIMARY ENDPOINT OF PIVOTAL PHASE III TRIAL -EMEA ISSUES FAVORABLE OPINION FOR ORPHAN MEDICINAL PRODUCT DESIGNATION IN EUROPE

ATLANTA, Nov 29, 2005-Inhibitex, Inc. (Nasdaq: INHX) today announced several regulatory developments related to its lead drug candidate, Veronate, which it is developing for the prevention of hospital- associated infections in very low birth weight infants.

Inhibitex reported that the United States Food and Drug Administration (FDA) has indicated that in addition to the pre-determined primary endpoint of the 2,000 patient pivotal Phase III trial, the FDA will consider the licensure of Veronate based upon a sub-group analysis of data from that trial. Specifically, the FDA has now proposed that if the primary endpoint of preventing Staphylococcus aureus (S. aureus) bloodstream infections (late onset sepsis) in premature, very low birth weight infants weighing between 500 and 1,250 grams at birth is not achieved in the overall study population, but is achieved in a lower birth weight group, licensure could be granted for that lower birth weight population. The Company also announced that the European Medicines Agency (EMEA) has issued a favorable opinion to grant Orphan Medicinal Product (OMP) designation for Veronate in Europe for the prevention of late onset sepsis in premature infants of less than 32 weeks gestational age.

"We are very pleased with these regulatory developments," stated David Wonnacott Ph.D., Vice President of Regulatory Affairs and Quality at Inhibitex. "We believe that the FDA's flexibility in considering the licensure of Veronate on a sub-group basis reflects the severity of the unmet medical need in the most vulnerable neonates. It is well documented that premature, very low birth infants have a much higher probability of infection as their birth weight decreases, and we believe that Veronate may have the greatest potential impact in these smaller neonates."

In a Phase II trial of Veronate in premature infants weighing between 500 and 1,250 grams at birth, a higher infection rate was observed in the lower birth weight infants. Specifically, a 12% S. aureus infection rate was observed in infants that received placebo and weighed between 500 and 900 grams at birth, compared to a 7% S. aureus infection rate in the overall placebo cohort. Further, in infants weighing between 500 and 900 grams at birth, a 75% relative reduction in S. aureus infections was seen in those neonates that received 750 mg/kg of Veronate as compared to those that received placebo.

Dr. Wonnacott continued, "Receiving OMP designation is the first tangible step in our development strategy for Veronate outside of North America. Pending the outcome of our Phase III study, we intend to seek scientific advice from the EMEA regarding a marketing application for Veronate in Europe."

Inhibitex expects to receive formal approval of the OMP designation from the European Commission within the next several months. OMP designation is granted to drugs that are being developed to prevent or treat life-threatening or very serious conditions that

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impact not more than 5 out of 10,000 individuals in the European Union. OMP designation provides for 10 years of market exclusivity versus similar drugs for the same indication. Other benefits include a reduction in fees associated with marketing applications and access to scientific advice from the EMEA at no cost.

The Company recently completed enrollment in its 2,000 patient pivotal Phase III trial of Veronate and anticipates that top line data from this trial will be available in the second quarter of 2006. The FDA has granted Veronate both Fast Track designation and Orphan Drug status. The Company has retained all world-wide rights to Veronate and, if approved, anticipates commercializing it independently in the United States.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. In addition to Veronate, the Company's other clinical program is Aurexis, which is being evaluated for the adjunctive treatment of serious, life threatening S. aureus bloodstream infections in combination with antibiotics. The Company's preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements other than statements of historical facts included in this press release, including statements regarding: the potential for FDA licensure of Veronate based on a sub-group analysis of the pivotal Phase III data; the Company's expectations and intentions regarding the EMEA's OMP designation for Veronate; and the anticipation of top line data from its pivotal Phase III of Veronate being available in the second quarter or 2006, are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the success of the Phase III Veronate trial and unanticipated regulatory issues; the Company's ability to successfully develop a marketing, sales and corporate infrastructure capable of supporting the commercialization of Veronate; and other cautionary statements contained elsewhere herein, in its Annual Report on Form 10-K for the year ended December 31, 2004 and in risk factors described in or referred to in greater detail in the "Risk Factors" section of the Company's prospectus, which forms part of its Registration Statement on Form S-3, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on September 21, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

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There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company's business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward- looking statements, by these cautionary statements.

Inhibitex(R), MSCRAMM(R), Veronate(R) and Aurexis(R) are registered trademarks of Inhibitex, Inc.

 CONTACTS:
    Inhibitex, Inc.
    Russell H. Plumb
    Chief Financial Officer
    (678) 746-1136
    rplumb@inhibitex.com

    Lilian Stern (Investors)
    Stern Investor Relations, Inc.
    (212) 362-1200
    lilian@sternir.com

    Kathryn Morris (Media)
    KMorrisPR
    (845) 635-9828
    kathryn@kmorrispr.com